UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 14, 2017

(Date of earliest event reported)

FOUR CORNERS PROPERTY TRUST, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-37538

Maryland	47-4456296
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

591 Redwood Highway, Suite 1150, Mill Valley, California 94941

(Address of principal executive offices, including zip code)

(415) 965-8030

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2017, Four Corners Operating Partnership, LP (the “Borrower”), a subsidiary of Four Corners Property Trust, Inc. (the “Company”), the Company and certain of its subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent (“Administrative Agent”) and the lenders party thereto (the “Lenders”) entered into a second amendment (the “Loan Agreement Amendment”) to their existing Revolving Credit and Term Loan Agreement, dated November 9, 2015 (as amended by that certain Omnibus Agreement and Waiver to the Loan Agreement, dated August 2, 2016, the “Loan Agreement”), for the purpose of, among other things, permitting an incurrence of additional unsecured debt in an aggregate principal amount of at least $50.0 million. The Loan Agreement Amendment further provides that, upon the incurrence of such additional unsecured debt, (A) all pledges of equity interests that secure the Loan Agreement, and all subsidiary guarantees of the Loan Agreement, will be released and (B) the financial covenant requirements in relation to maximum leverage and minimum debt service coverage will be adjusted in the manner set forth in the Loan Agreement Amendment. In addition, the Loan Agreement Amendment increases the minimum Consolidated Tangible Net Worth requirement from $845,744,000 to $868,899,000. The Loan Agreement Amendment also contains customary representations and warranties by the Borrower.

The foregoing description of the Loan Agreement Amendment is qualified in its entirety by the complete text of the Loan Agreement Amendment, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2, dated as of February 14, 2017, among Four Corners Operating Partnership and the Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR CORNERS PROPERTY TRUST, INC.

By:	/s/ James L. Brat
James L. Brat
General Counsel and Secretary

Date: February 14, 2017

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 2, dated as of February 14, 2017, among Four Corners Operating Partnership and the Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.